      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 1998

                                                      REGISTRATION NO. 333-24557

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                        POST-EFFECTIVE AMENDMENT NO. 2 ON
                                    FORM S-3
                      TO REGISTRATION STATEMENT ON FORM S-1
                        UNDER THE SECURITIES ACT OF 1933
                               -------------------
                                  ADAPTEC, INC.
             (Exact name of Registrant as specified in its charter)


         DELAWARE                              94-2748530
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
incorporation or organization)

                              691 S. MILPITAS BLVD.
                           MILPITAS, CALIFORNIA 95035
                                 (408) 945-8600
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                               -------------------
                                F. GRANT SAVIERS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ADAPTEC, INC.
                              691 S. MILPITAS BLVD.
                           MILPITAS, CALIFORNIA 95035
                                 (408) 945-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -------------------

                                   Copies to:

                           HENRY P. MASSEY, JR., ESQ.
                             PETER S. HEINECKE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300
                               -------------------

        Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

PROSPECTUS


                                  ADAPTEC, INC.

                                U.S. $230,000,000
           4 3/4% Convertible Subordinated Notes due February 1, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof
                             -----------------------

        This Prospectus relates to $230,000,000 aggregate principal amount of 4 3/4% Convertible Subordinated Notes due February 1, 2004 (the "Notes") of Adaptec, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of Common Stock, $.001 par value of the Company, ("Common Stock") issuable upon the conversion of the Notes (the "Conversion Shares"). The Notes registered hereby were issued and sold on February 3, 1997 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by Bear, Stearns & Co. Inc., Lehman Brothers, Robertson Stephens & Company LLC, and Unterberg Harris, as the initial purchasers (the "Initial Purchasers") of the Notes, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Securities Act) or in compliance with the provisions of Regulation S under the Securities Act. The Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of February 3, 1997 (the "Registration Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.

        The Notes are convertible at the option of the holder into shares of Common Stock of the Company (at any time on or after May 5, 1997 and prior to redemption or maturity, at a conversion rate of 19.3573 shares per $1,000 principal amount of Notes), subject to adjustment under certain circumstances. Interest on the Notes is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 1997. On June 26, 1998, the closing price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol "ADPT," was $15 3/4 per share.

                             -----------------------

                  THE NOTES AND THE COMMON STOCK OFFERED HEREBY
                INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                              COMMENCING ON PAGE 4.
                             -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JUNE 29, 1998

        The Notes are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). See "Description of Notes -- Subordination." The Notes will mature on February 1, 2004, and may be redeemed, at the option of the Company, in whole or in part, at any time on or after February 3, 2000 at the redemption prices set forth herein plus accrued interest. Each holder of Notes will have the right to cause the Company to repurchase all of such holder's Notes, payable in cash or, at the Company's option, in Common Stock, in the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control (as defined in the Indenture).

        The Notes and the Conversion Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Notes or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution."

        The Notes have been designated for trading on the PORTAL Market. Notes sold pursuant to this Prospectus are not eligible for trading on the PORTAL Market.

        The Selling Securityholders will receive all of the net proceeds from the sale of the Notes and the Common Stock issuable upon conversion of the Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Notes and the Common Stock issuable upon conversion of the Notes. The Company is responsible for payment of all other expenses incident to the offer and sale of the Notes and the Common Stock issuable upon conversion of the Notes.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

        The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Notes and Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Notes and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

        The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Rachel Haven, Adaptec, Inc., 691 S. Milpitas Boulevard, Milpitas, CA 95035, Phone: (408) 945-8600.

                                  RISK FACTORS

        This Prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward- looking statements included in this document are based on information available to the Company on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to the Company as of the date of such document. The Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these such-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus.

Future Operating Results Subject to Fluctuation. In the second half of fiscal 1998, the Company's operating results were adversely affected by shifts in corporate and retail buying patterns, increased competition, economic instability in Asia and turbulence in the computer disk drive industry. In the future, the Company's operating results may fluctuate as a result of these factors and as a result of a wide variety of other factors, including, but not limited to, cancellations or postponements of orders, shifts in the mix of the Company's products and sales channels, changes in pricing policies by the Company's suppliers, interruption in the supply of custom integrated circuits, the market acceptance of new and enhanced versions of the Company's products, product obsolescence and general worldwide economic and computer industry fluctuations. In addition, fluctuations may be caused by future accounting pronouncements, changes in accounting policies, and the timing of acquisitions of other business products and technologies and any associated charges to earnings. The volume and timing of orders received during a quarter are difficult to forecast. The Company's customers from time to time encounter uncertain and changing demand for their products. Customers generally order based on their forecasts. If demand falls below such forecasts or if customers do not control inventories effectively, they may cancel or reschedule shipments previously ordered from the Company. The Company has historically operated with a relatively small backlog, especially relating to orders of its host interface solutions and has set its operating budget based in part on expectations of future revenues. Because much of the Company's operating budget is relatively fixed in the short term, if revenues do not meet the Company's expectations, as happened in the fourth quarter of fiscal 1998, then the Company's operating income and net income may be disproportionately affected. Operating results in any particular quarter which do not meet the expectations of securities analysts are likely to cause volatility in the price of the Company's Common Stock.

Certain Risks Associated with the High-Performance Microcomputer Market. The Company's host interface solutions are used primarily in high performance computer systems designed to support bandwidth-intensive applications and operating systems. Historically, the Company's growth has been supported by increasing demand for systems that support client/server and Internet/intranet applications, computer-aided engineering, desktop publishing, multimedia, and video. During the second half of fiscal 1998, the demand for such systems slowed as more businesses chose to use relatively inexpensive PC's for desktop applications and information technology managers shifted resources toward resolving Year 2000 problems and investing in network infrastructure. Should demand for such systems continue to slow, the Company's business or operating results could be materially adversely affected by a resulting decline in demand for the Company's products.

Certain Risks Associated with the Computer Peripherals Market. As a supplier of controller circuits to manufacturers of computer peripherals such as disk drives and other storage devices, a portion of the Company's business is dependent on the overall market for computer peripherals. This market, which itself is dependent on the market for personal computers, has historically been characterized by periods of rapid growth followed by periods of oversupply and contraction. As a result, suppliers to the computer peripherals industry from time to time experience large and sudden fluctuations in demand for their products as their customers adjust to changing conditions in their markets. If these fluctuations are not accurately anticipated, as happened in the second half of fiscal 1998, such suppliers, including the Company, could produce excessive or insufficient inventories of various components which could materially and adversely affect the Company's business and operating results. The computer peripherals industry is also characterized by intense price-competition, which in turn creates pricing pressures on the suppliers to that industry. If the Company is unable to correspondingly decrease its manufacturing or component costs, such pricing pressures could have a material adverse effect on the Company's business or operating results.

Reliance on Industry Standards, Technological Change, Dependence on New Products. The computer industry is characterized by various standards and protocols that evolve with time. The Company's current products are designed to conform to certain industry standards and protocols such as SCSI, UltraSCSI, Ultra2 SCSI, PCI, RAID, Fibre Channel, ATM, and Fast Ethernet. In particular, a majority of the Company's revenues are currently derived from products based on the SCSI standard. If consumer acceptance of these standards was to decline, or if they were replaced with new standards, and if the Company did not anticipate these changes and develop new products, the Company's business or operating results could be materially adversely affected. For example, the Company believes that changes in consumers' perceptions of the relative merits of SCSI based products and products incorporating a competing standard, Ultra-DMA, have recently started to adversely affect the sales of the Company's products and may adversely affect the Company's future sales.

The markets for the Company's products are characterized by rapidly changing technology, frequent new product introductions, and declining average selling prices over product life cycles. The Company's future success is therefore highly dependent upon the timely completion and introduction of new products at competitive price/performance levels. The success of new product introductions is dependent on several factors, including proper new product definition, product costs, timely completion and introduction of new product designs, quality of new products, differentiation of new products from those of the Company's competitors, and market acceptance of the Company's and its customers' products. As a result, the Company believes that continued significant expenditures for research and development will be required in the future. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely manner, that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive, or that the Company's products will be selected for design into the products of its targeted customers. The failure of any of the Company's new product development efforts could have a material adverse effect on the Company's business or operating results. In addition, the Company's revenues and operating results could be adversely impacted if its customers shifted their demand to a significant extent away from board-based I/O solutions to application-specific ICs.

Dependence on Wafer Suppliers and Other Subcontractors. All of the finished silicon wafers used for the Company's products are currently manufactured to the Company's specifications by independent foundries. The Company currently purchases a substantial majority of its wafers through a supply agreement with TSMC. The Company also purchases wafers from SGS-Thomson Microelectronics and Seiko Epson. The manufacture of semiconductor devices is sensitive to a wide variety of factors, including the availability of raw materials, the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. While the quality, yield, and timeliness of wafer deliveries to date have been acceptable, there can be no assurance that manufacturing yield problems will not occur in the future. In addition, although the Company has various supply agreements with its suppliers, a shortage of raw materials or production capacity could lead any of the Company's wafer suppliers to allocate available capacity to customers other than the Company, or to internal uses. Any prolonged inability to obtain wafers with competitive performance and cost attributes, adequate yields, or timely deliveries from its foundries would delay production and product shipments and could have a material adverse effect on the Company's business or operating results. The Company expects that it will in the future seek to convert its fabrication process arrangements to smaller geometries and to more advanced process technologies. Such conversions entail inherent technological risks that can affect yields and delivery times. If for any reason the Company's current suppliers were unable or unwilling to satisfy the Company's wafer needs, the Company would be required to identify and qualify additional foundries. There can be no assurance that any additional wafer foundries would become available, that such foundries would be successfully qualified, or that such foundries would be able to satisfy the Company's requirements on a timely basis.

The Company's future growth will depend in large part on increasing its wafer capacity allocation from current foundries, adding additional foundries, and gaining access to advanced process technologies. There can be no assurance that the Company will be able to satisfy its future wafer needs from current or alternative sources. Any increase in general demand for wafers within the industry or any reduction of existing wafer supply from any of the Company's foundry sources, could materially adversely affect the Company's business, financial condition, or operating results.

In order to secure wafer capacity, the Company from time to time has entered into "take or pay" contracts that committed the Company to purchase specified wafer quantities over extended periods, and has made prepayments to foundries. In the future, the Company may enter into similar transactions or other transactions, including, without limitation, non-refundable deposits with or loans to foundries, or equity investments in, joint ventures with or other partnership relationships with foundries. Any such transaction could require the Company to seek additional equity or debt financing to fund such activities. There can be no assurance that the Company will be able to obtain any required financing on terms acceptable to the Company.

Additionally, the Company relies on subcontractors for the assembly and packaging of the ICs included in its products. The Company has no long-term agreements with its assembly and packaging subcontractors. In addition, the Company is increasingly using board subcontractors to better balance production runs and capacity. There can be no assurance that such subcontractors will continue to be able and willing to meet the Company's requirements for such components or services. Any significant disruption in supplies from, or degradation in the quality of components or services supplied by, such subcontractors could delay shipments and result in the loss of customers or revenues or otherwise have a material adverse effect on the Company's business or operating results.

Certain Risks Associated With Acquisitions. Since the beginning of fiscal 1996, the Company has completed the acquisition of 13 complementary companies and businesses. As part of its overall strategy, the Company plans to continue to acquire or invest in complementary companies, products, or technologies and to enter into joint ventures and strategic alliances with other companies. Risks commonly encountered in such transactions include the difficulty of assimilating the operations and personnel of the combined companies, the potential disruption of the Company's ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, dilution of existing equity holders, the maintenance of uniform standards, controls, procedures, and policies, and the impairment of relationships with employees and customers as a result of any integration of new personnel. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments, or joint ventures, or that such transactions will not materially adversely affect the Company's business, financial condition, or operating results.

Certain Risks Associated with Implementation and Utilization of New Information Systems. The Company has recently implemented new information systems in its operations in the United States, Singapore and Europe and will implement new information systems in its operations in Japan. There can be no assurance that the Company will successfully implement and utilize these new systems efficiently and in a timely manner. Problems with installation or utilization of the new systems could cause substantial difficulties in operations, financial reporting and management and thus could have a material adverse effect on the Company's business or operating results.

Year 2000 Issues. The "Year 2000 issue" arises because most computer systems and programs were designed to handle only a two-digit year not a four-digit year. When the Year 2000 begins, these computers may interpret "00" as the year 1900 and could either stop processing date-related computations or could process them incorrectly. The Company has recently implemented new information systems and accordingly does not anticipate any internal Year 2000 issues from its own information systems, databases or programs. However, the Company could be adversely impacted by Year 2000 issues faced by major distributors, suppliers, customers, vendors and financial service organizations with which the Company interacts. The Company has sent surveys to certain third parties to determine whether they are Year 2000 compliant and is in the process of evaluating and following up on responses to determine the impact that third parties who are not Year 2000 compliant may have on the operations of the Company. The Company believes it is currently being impacted by the redirection of corporate management information system budgets towards resolving the Year 2000 issue. Continuation of this trend could lower the demand for the Company's products if corporate buyers defer purchases of high-end business PCs.

Competition. The markets for the Company's products are intensely competitive and are characterized by rapid technological advances, frequent new product introductions, evolving industry standards, and price erosion. In the host adapter market, the Company competes with a number of host adapter manufacturers. The Company's principal competitors for semiconductor solutions in the mass storage market are captive suppliers and Cirrus Logic, Inc. As the Company has continued to broaden its bandwidth management product offerings into the desktop, server, and networking environments, it has experienced, and expects to experience in the future, significantly increased competition both from existing competitors and from additional companies that may enter its markets. Some of these companies have greater technical, marketing, manufacturing, and financial resources than the Company. There can be no assurance that the Company will be able to make timely introduction of new leading-edge solutions in response to competitive threats, that the Company will be able to compete successfully in the future against existing or potential competitors or that the Company's business or operating results will not be materially adversely affected by price competition.

Certain Issues Related to Distributors. The Company's distributors generally offer a diverse array of products from several different manufacturers. Accordingly, there is a risk that these distributors may give higher priority to selling products from other suppliers, thus reducing their efforts to sell the Company's products. A reduction in sales efforts by the Company's current distributors could have a materially adverse effect on its business or operating results. The Company's distributors may on occasion build inventories in anticipation of substantial growth in sales, and if such growth does not occur as rapidly as anticipated, distributors may decrease the amount of product ordered from the Company in subsequent quarters. In addition, there has recently been an industry trend towards the elimination of price protection and distributor incentive programs. This trend could result in a change in distributor business habits, with distributors possibly deciding to decrease the amount of product held so as to reduce inventory levels and this in turn could reduce the Company's revenues in any given quarter and give rise to fluctuation in the Company's operating results.

Dependence on Key Personnel. The Company's future success depends in large part on the continued service of its key technical, marketing, and management personnel, and on its ability to continue to attract and retain qualified employees, particularly those highly skilled design, process, and test engineers involved in the design enhancements and manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees could have a material adverse effect on the Company's business or operating results. The Company believes the recent weakness in its financial performance and the resulting decline in its stock price has adversely impacted its ability to attract and retain qualified employees.

Certain Risks Associated with International Operations. The Company's manufacturing facility and various subcontractors it utilizes from time to time are located primarily in Asia. Additionally, the Company has various sales offices and customers throughout Europe, Japan, and other countries. The Company's international operations and sales are subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, and changes in import/export regulations, tariffs, and freight rates. The Company may use forward exchange contracts to manage any exposure associated with certain foreign currency denominated commitments. In addition, because the Company's principal wafer supplier, TSMC, is located in Taiwan, the Company is subject to the risk of political instability in Taiwan, including the potential for conflict between Taiwan and the People's Republic of China.

Intellectual Property Protection and Disputes. The Company has historically devoted significant resources to research and development and believes that the intellectual property derived from such research and development is a valuable asset that has been and will continue to be important to the success of the Company's business. Although the Company actively maintains and defends its intellectual property rights, no assurance can be given that the steps taken by the Company will be adequate to protect its proprietary rights. In addition, the laws of certain territories in which the Company's products are or may be developed, manufactured, or sold, including Asia and Europe, may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The Company has from time to time discovered counterfeit copies of its products being manufactured or sold by others. Although the Company maintains an active program to detect and deter the counterfeiting of its products, should counterfeit products become available in the market to any significant degree it could materially adversely affect the business or operating results of the Company.

From time to time, third parties may assert exclusive patent, copyright, and other intellectual property rights to technologies that are important to the Company. There can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertions by third parties will not result in costly litigation or that the Company would prevail in such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms. Litigation, regardless of its outcome, could result in substantial cost and diversion of resources of the Company. Any infringement claim or other litigation against or by the Company could materially adversely affect the Company's business or operating results.

Need for Interoperability. The Company's products must be designed to interoperate effectively with a variety of hardware and software products supplied by other manufacturers, including microprocessors, peripherals, and operating system software. The Company depends on significant cooperation with these manufacturers in order to achieve its design objectives and produce products that interoperate successfully. While the Company believes that it generally has good relationships with leading system, peripheral, and microprocessor suppliers, there can be no assurance that such suppliers will not from time to time make it more difficult for the Company to design its products for successful interoperability or decide to compete with the Company.

Natural Disasters. The Company's corporate headquarters are located near major earthquake faults. Any damage to the Company's information systems caused as a result of an earthquake, fire, La Nina related floods or any other natural disasters could have a material adverse effect on the Company's business, results of operations and financial condition.

Volatility of Stock Price. The stock market in general, and the market for shares of technology companies in particular, have from time to time experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. In addition, factors such as technological innovations or new product introductions by the Company, its competitors, or its customers may have a significant impact on the market price of the Company's Common Stock. Furthermore, as occurred in the fourth quarter of fiscal 1998, quarter-to-quarter fluctuations in the Company's results of operations caused by changes in customer demand, changes in the microcomputer and peripherals markets, or other factors, may have a significant impact on the market price of the Company's Common Stock. In addition, the Company's stock price may be affected by general market conditions and international macroeconomic factors unrelated to the Company's performance such as those recently evidenced by the financial turmoil in Asia. These conditions, as well as factors that generally affect the market for stocks of high technology companies, could cause the price of the Company's Common Stock to fluctuate substantially over short periods.

        Subordination. The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company, or upon the acceleration of any Senior Indebtedness, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Company expects from time to time to incur indebtedness constituting Senior Indebtedness. The Indenture does not prohibit or limit the incurrence of additional indebtedness by the Company or its subsidiaries and the incurrence of additional indebtedness by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. As of December 27, 1996, the Company had $5.1 million of indebtedness outstanding that would have constituted Senior Indebtedness (excluding accrued interest and Senior Indebtedness constituting liabilities of a type not required to be reflected as a liability on the balance sheet of the Company in accordance with generally accepted accounting principles). In addition, the Notes are structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries. As of December 27, 1996, subsidiaries of the Company had outstanding $22.9 million of aggregate liabilities (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheets of such subsidiaries in accordance with generally accepted accounting principles). See "Description of Notes -- Subordination."

        Limitations on Repurchase of Notes. Upon a Change of Control (as defined), each Holder of Notes will have certain rights, at the Holder's option, to require the Company to repurchase all or a portion of such Holder's Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes tendered by the Holders thereof. In addition, the terms of the Company's existing primary bank facility prohibit the Company from repurchasing any Notes and also provide that under certain circumstances a Change of Control would constitute an event of default thereunder. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes by the terms of any indebtedness, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under the Company's existing bank facility and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would restrict payments to the Holders of Notes. See "Description of Notes -- Repurchase at Option of Holders."

                                   THE COMPANY

        The Company was incorporated in Delaware in November 1997. It is the successor by statutory merger to Adaptec, Inc, a California corporation ("Adaptec California"), which was incorporationed in May 1981. Its principal executive offices are located at 691 South Milpitas Boulevard, Milpitas, California 95035, and its telephone number is 408-945-8600.


                       RATIO OF EARNINGS TO FIXED CHARGES


                               YEAR ENDED MARCH 31,
                       -------------------------------------------
                       1994      1995      1996      1997     1998
                       ----      ----      ----      ----     ----
Ratio of earnings      43.6x     64.4x     67.8x     38.1x    17.8
to fixed charges.

For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of consolidated pre-tax income plus fixed charges and (ii) fixed charges consist of interest expense incurred and the portion of rental expense under leases deemed by the Company to be representative of the interest factor.

                              DESCRIPTION OF NOTES

        The Notes were issued under an Indenture dated as of February 3, 1997 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. Wherever particular provisions or defined terms of the Indenture (or of the forms of Notes which are a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference in their entirety. As used in this "Description of Notes," the "Company" refers to Adaptec, Inc., a California corporation, and does not, unless the context otherwise indicates, include its subsidiaries.

GENERAL

        The Notes represent general unsecured subordinated obligations of the Company and are convertible into Common Stock as described below under "-- Conversion of Notes." The Notes will mature on February 1, 2004, unless earlier redeemed at the option of the Company or repurchased at the option of the holders upon a Change of Control.

        The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of debt by the Company or any of its subsidiaries. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "-- Repurchase at Option of Holders" below.

        The Notes bear interest from the date of original issue at the annual rate set forth on the cover page hereof, payable semi-annually on February 1 and August 1, commencing on August 1, 1997, to Holders of record at the close of business on the preceding January 15 and July 15, respectively. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

        Unless other arrangements are made, interest will be paid by check mailed to holders entitled thereto, provided that with respect to any holder of Notes with an aggregate principal amount equal to or in excess of $5,000,000, at the request (such request to include appropriate wire instructions) of such holder in writing to the Trustee on or before the record date preceding any interest payment date, interest on such holder's Notes shall be paid by wire transfer in immediately available funds. Principal will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Trustee or its agent in New York, New York.

CONVERSION OF NOTES

        The holders of Notes are entitled at any time on or after May 5, 1997 through the close of business on February 1, 2004, subject to prior redemption and repurchase, to convert any Notes or portions thereof (in denominations of $1,000 in principal amount or multiples thereof) into Common Stock at a conversion price of $51.66 per share, subject to adjustment as described below; provided that in the case of Notes called for redemption, conversion rights will expire immediately prior to the close of business on the last business day before the date fixed for redemption, unless the Company defaults in payment of the redemption price. A Note

(or portion thereof) in respect of which a holder is exercising its option to require repurchase upon a Change of Control may be converted only if such holder withdraws its election to exercise such repurchase option in accordance with the terms of the Indenture.

        Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends paid on any Common Stock issued. Holders of Notes at the close of business on a record date will be entitled to receive the interest payable on such Note on the corresponding interest payment date. However, Notes surrendered for conversion after the close of business on a record date and before the opening of business on the corresponding interest payment date must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted (unless such Note is subject to redemption on a redemption date between such record date and the close of business on the business day following the corresponding interest payment date). The interest payment with respect to a Note called for redemption on a date during the period from the close of business on or after any record date to the close of business on the business day following the corresponding payment date will be payable on the corresponding interest payment date to the registered holder at the close of business on that record date (notwithstanding the conversion of such Note before the corresponding interest payment date) and a holder of Notes who elects to convert need not include funds equal to the interest paid. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the closing price of the Common Stock on the last business day prior to the date of conversion.

        The conversion price is subject to adjustment by the Company (under formulae set forth in the Indenture) upon the occurrence of certain events, including: (i) the issuance of Common Stock as a dividend or distribution on the outstanding Common Stock, (ii) the issuance to all holders of Common Stock of certain rights, options or warrants to purchase Common Stock at less than the current market price, (iii) certain subdivisions, combinations and reclassifications of Common Stock, (iv) distributions to all holders of Common Stock of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company and dividends and distributions paid exclusively in cash), (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv) or in connection with a consolidation, merger or sale of assets of the Company as referred to in clause
(ii) of the third paragraph below) to all holders of Common Stock in an aggregate amount that, together with (x) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution and (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries which involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 20% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the conversion price will be made for shares issued pursuant to a plan for reinvestment of dividends or interest. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

        No adjustment will be made pursuant to clause (iv) of the preceding paragraph if the Company makes proper provision for each holder of Notes who converts a Note to receive, in addition to the Common Stock issuable upon such conversion, the kind and amount of assets (including securities) that the holder would have been entitled to receive if such holder had been a holder of the Common Stock at the time of the distribution of such assets or securities. Rights, options or warrants distributed by the Company to all holders of the Common Stock that entitle the holders thereof to purchase shares of the Company's capital stock and that, until the occurrence of an event (a "Triggering Event"), (i) are deemed to be transferred with the Common Stock,
(ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, shall not be deemed to be distributed until the occurrence of the Triggering Event.

        Under the provisions of the Company's 1996 Rights Agreement, upon conversion of the Notes, the holders will receive, in addition to the Common Stock issuable upon such conversion, the Rights (whether or not the Rights have separated from the Common Stock at the time of the conversion). See "Description of Capital Stock -- Preferred Stock -- Preferred Share Rights Plan." In addition, the Indenture will provide that, if the Company implements a new shareholder rights plan, such rights plan must provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights (whether or not such rights have separated from the Common Stock at the time of such conversion).

        In the case of (i) any reclassification or change of the Common Stock (other than changes in par value or from par value to no par value or resulting from a subdivision or a combination) or (ii) a consolidation or merger involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety (determined on a consolidated basis), in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance, after giving effect to any adjustment event, assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shareholders.

        In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to the United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

        The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to its shareholders resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

SUBORDINATION

        The payment of principal of, premium, if any, and interest on the Notes is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding related to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Notes (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness).

        In the event of any acceleration of the Notes because of an Event of Default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes are subordinated to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness). The Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

        The Company also may not make any payment upon or in respect of the Notes (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes are subordinated to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness) if (a) a default in the payment of the principal of, premium, if any, interest, rent under or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (b) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from a person entitled to give such notice under the Indenture. Payments on the Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived, and
(ii) in the case of a non-payment default, 179 days after the date on which the applicable Payment Blockage Notice is received (or sooner, if such default is cured or waived), unless the maturity of any Senior Indebtedness has been accelerated. No new period of payment blockage based on a non-payment default may be commenced within 365 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

        "Senior Indebtedness" means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in or in respect of the Company's existing credit agreement and any other Indebtedness of the Company (including, without limitation, any interest accruing after the filing of a petition by or against the Company under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Indebtedness does not include (v) Indebtedness evidenced by the Notes, (w) any liability for federal, state, local or other taxes owed or owing by the Company,
(x) Indebtedness of the Company to any subsidiary of the Company except to the extent such Indebtedness may have been pledged, assigned or otherwise transferred to a third party, (y) any indebtedness for the purchase of services, goods or materials if such indebtedness is a trade payable of the

Company incurred in the ordinary course of business, except to the extent such indebtedness may have been pledged, assigned or otherwise transferred to a third party, and (z) any Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Notes.

        "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of the Company that is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or entered into as part of a sale and buy back transaction, whether or not required to be capitalized, or under any lease or related document (including a purchase agreement) that provides that the Company is contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and the obligations of the Company under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;
(ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all Indebtedness constituting deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

        "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

        By reason of the subordination provisions described above, in the event of the Company's liquidation or insolvency, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrences of any Event of Default under the Indenture.

        In the event that the Trustee (or paying agent if other than the Trustee) or any holder receives any payment of principal or interest with respect to the Notes at a time when such payment is prohibited under the Indenture, such payment shall be held in trust for the benefit of, and shall be paid over and delivered to, the holders of Senior Indebtedness or their representative as their respective interests may appear. After all Senior Indebtedness is paid in full and until the Notes are paid in full, holders shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders have been applied to the payment of Senior Indebtedness.

        The Notes are obligations exclusively of the Company. Since the operations of the Company are partially conducted through its subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company, is partially dependent upon the earnings of the Company's subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations.

        Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

        As of December 27, 1996, the Company had approximately $5.1 million of indebtedness outstanding that would have constituted Senior Indebtedness (excluding accrued interest and Senior Indebtedness constituting liabilities of a type not required to be reflected as a liability on the balance sheet of the Company in accordance with generally accepted accounting principles). As of December 27, 1996, there was also outstanding approximately $22.9 million of aggregate liabilities of subsidiaries of the Company (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheets of such subsidiaries in accordance with generally accepted accounting principles) as to which the Notes would have been structurally subordinated. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, that the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee.

OPTIONAL REDEMPTION BY THE COMPANY

        The Notes are not redeemable at the option of the Company prior to February 3, 2000. At any time on or after that date, the Notes may be redeemed at the Company's option on at least 15 but not more than 60 days' notice, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount), together with accrued interest to the date fixed for redemption if redeemed during the 12- month period beginning February 1 (beginning February 3, 2000 and ending January 31, 2001, in the case of the first such period):


YEAR                                                               REDEMPTION PRICE
----                                                               ----------------
2000............................................                         102.71%
2001............................................                         102.04
2002............................................                         101.36
2003............................................                         100.68


and 100% at February 1, 2004.

        If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

        No sinking fund is provided for the Notes.

REPURCHASE AT OPTION OF HOLDERS

        Upon the occurrence of a Change of Control, each holder of Notes shall have the right, at the holder's option, to require that the Company repurchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase, pursuant to an offer (the "Change of Control Offer") made in accordance with the procedures described below and the other provisions of the Indenture.

        A "Change of Control" means an event or series of events as a result of which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires "beneficial ownership" (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company (the "Voting Stock"), (ii) the Company consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is changed or exchanged as a result, unless the shareholders of the Company immediately before such transaction own, directly or indirectly, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or
(iii) Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if either (i) the closing price per share of the Common Stock for any 5 trading days within the period of 10 consecutive trading days ending immediately after the announcement of such Change of Control shall equal or exceed 105% of the conversion price of the Notes in effect on such trading day or (ii) at least 90% of the consideration in the transaction or transactions constituting the Change of Control transaction consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted immediately following the Change of Control) and, as a result of such transaction or transactions, the Notes become convertible solely into such common stock (and any rights attached thereto).

        "Continuing Directors" shall mean, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        Within 30 days following any Change of Control, the Company shall send by first-class mail, postage prepaid, to the Trustee and to each holder of Notes, at such holder's address appearing in the security register, a notice stating, among other things, that a Change of Control has occurred, the purchase price, the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

        No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts under the laws of the State of New York. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change of Control may have occurred (and, accordingly, as to whether or not the holders of Notes will have the right to require the Company to repurchase their Notes).

        Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Notes. The Company will comply with this rule to the extent applicable at that time. In the event any of the provisions governing a Change of Control Offer conflict with the federal securities laws of the United States, such securities laws shall control.

        The right to require the Company to repurchase Notes as a result of a Change of Control could have the effect of delaying, deferring or preventing a change of control or other attempts to acquire control of the Company unless arrangements have been made to enable the Company to repurchase all the Notes on the applicable purchase date. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the shareholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management.

        The foregoing provisions would not necessarily afford holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders. Moreover, certain transactions and events that would constitute an actual change of control may not be a Change of Control for purposes of the Indenture. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, the Company, its management or its subsidiaries could in the future enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, the sale of all or substantially all of its assets, the liquidation of the Company or similar transactions, that would not constitute a Change of Control under the Indenture, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time or substantially reduce or eliminate the Company's assets. There are no restrictions in the Indenture on the creation of Senior Indebtedness (or any other indebtedness) and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Notes.

        The Company's ability to repurchase Notes upon the occurrence of a Change of Control is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the Notes that might be delivered by holders of Notes seeking to exercise the repurchase right. Moreover, the terms of the Company's existing primary bank facility prohibit the repurchase of Notes by the Company or its subsidiaries, and the Company's ability to repurchase Notes may be limited or prohibited by the terms of any future borrowing arrangements, including Senior Indebtedness existing at the time of a Change of Control. The Company's ability to repurchase Notes with cash may also be limited by the terms of its subsidiaries' borrowing arrangements due to dividend restrictions. Any failure by the Company to repurchase the Notes when required following a Change of Control would result in an Event of Default under the Indenture whether or not such repurchase is prohibited by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness or other indebtedness of the Company. Moreover, the occurrence of a Change of Control could result in an event of default under the Company's existing primary bank facility and may cause an event of default under terms of other indebtedness (including Senior Indebtedness) of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "-- Subordination."

MERGER, CONSOLIDATION AND SALE OF ASSETS

        The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets (determined on a consolidated basis), whether in a single transaction or a series of related transactions, to, any person unless: (i) either the Company is the resulting, surviving or transferee person (the "Successor Company") or the Successor Company is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor Company (if not the Company) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Notes, including the conversion rights described above under "-- Conversion of Notes," (ii) immediately after giving effect to such transaction no default or Event of Default has occurred and is continuing and (iii) the Company delivers to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indenture.

EVENTS OF DEFAULT AND REMEDIES

        An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any, on the Notes when due at maturity, upon redemption or otherwise, including failure by the Company to purchase the Notes when required as described under "-- Change of Control" (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); default for 30 days in payment of any installment of interest on the Notes (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); default by the Company for 90 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the Holders of Notes of any default (except in payment of principal, premium, if any, or interest with respect to the Notes) if the Trustee considers it in the interest of the Holders of Notes to do so.

        The Indenture provides that if any Event of Default shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, on the Notes to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the Holders of a majority in principal amount of Notes then outstanding.

        The Holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture. The Indenture provides that, subject to the duty of the Trustee following an Event of Default to act with the required standard of care, the Trustee will not be under an obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless the Trustee receives satisfactory indemnity against any associated loss, liability or expense.

SATISFACTION AND DISCHARGE

        The Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders of Notes to receive payments of principal of, premium, if any, and interest on, the Notes, (iv) rights of Holders of Notes to convert to Common Stock, (v) rights, obligations and immunities of the Trustee under the Indenture and (vi) rights of the Holders of Notes as beneficiaries of the Indenture with respect to the property so deposited with the Trustee payable to all or any of them), if (A) the Company will have paid or caused to be paid the principal of, premium, if any, and interest on the Notes as and when the same will have become due and payable or (B) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (C) (x) the Notes not previously delivered to the Trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee upon delivery of notice and
(y) the Company will have irrevocably deposited with the Trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which the Company is a party or by which it is bound and the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

MODIFICATIONS OF THE INDENTURE

        The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the Holders of Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to repurchase Notes upon the happening of a Change of Control, impair or affect the right of a Holder to institute suit for the payment thereof, change the currency in which the Notes are payable, modify the subordination provisions of the Indenture in a manner adverse to the Holders of Notes or impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, without the consent of the Holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, without the consent of the Holders of all of the Notes then outstanding.

        The Indenture also provides that the Company and the Trustee may amend the Indenture without the consent of any holder of the Notes under certain circumstances, (i) to cure any ambiguity, omission, defect or inconsistency,
(ii) to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes or vice versa, (iv) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company, (v) to comply with any requirements of the Commission in connection with qualifying the Indenture under the Trust Indenture Act, or (vi) to make any change that does not adversely affect the rights of any Holder of the Notes.

GOVERNING LAW

        The Indenture will provide that the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law.

CONCERNING THE TRUSTEE

        State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed by the Company as the paying agent, conversion agent, registrar and custodian with regard to the Notes. The Trustee and/or its affiliates may in the future provide banking and other services to the Company in the ordinary course of their respective businesses.

                             SELLING SECURITYHOLDERS

        The Notes offered hereby were originally issued by the Company and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or in compliance with the provisions of Regulation S under the Securities Act. The Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Common Stock issued upon conversion of the Notes.

        The following table sets forth, as of the dates indicated, information with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Securityholders. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. Because the Selling Securityholders may offer all or some portion of the Notes or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Notes or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. A subsequent listing of a Selling Securityholder in the table after its initial listing indicates that as of the date of the subsequent listing said Selling Securityholder owned additional Notes which they desired to offer pursuant to this Prospectus but does is not necessarily indicative of the aggregate principal amount of Notes held as of that date.

        From time to time, Bear, Stearns & Co. Robertson Stephens & Co. LLP has provided, and it continues to provide, investment banking services to the Company, for which it received or will receive customer fees. None of the other Selling Securityholders has had any position, office or other materials relationship with the Company or its affiliates within the last three years.


                                                                                          NUMBER OF SHARES OF
                                                                    PRINCIPAL AMOUNT OF      COMMON STOCK
                                                                     NOTES-BENEFICIALLY    BENEFICIALLY OWNED
                                                                           OWNED               AND OFFERED
                   SELLING SECURITYHOLDER                            AND OFFERED HEREBY        HEREBY(1)(2)
                                                                          ----------             -------
JUNE 24, 1997
Dreyfus Growth & Income Fund ...................................          12,000,000             232,288
BZW Securities Limited .........................................          10,500,000             203,252
General Motors Employees Domestic Group Trust ..................           9,750,000             188,734
The Northwestern Mutual Life Insurance Company(3) ..............           9,250,000             179,055
The TCW Group, Inc. ............................................           7,775,000             150,503
General Motors Retirement Program for Salaried Employees/General
Motors Hourly Rate Employees Pension Plan ......................           6,000,000             116,144
State of Oregon/Oregon Equity Fund .............................           5,500,000             106,465
Societe Generale Securities Corporation ........................           5,000,000              96,786

                                                                                          NUMBER OF SHARES OF
                                                                    PRINCIPAL AMOUNT OF      COMMON STOCK
                                                                     NOTES-BENEFICIALLY    BENEFICIALLY OWNED
                                                                           OWNED               AND OFFERED
                   SELLING SECURITYHOLDER                            AND OFFERED HEREBY        HEREBY(1)(2)
                                                                          ----------             -------
JP Morgan Securities, Inc. .....................................           5,095,000              98,625
State of Oregon/SAIF Corporation ...............................           4,000,000              77,429
Robertson Stephens & Co. L.L.P .................................           3,935,000              76,171
Pacific Horizon Capital Income Fund ............................           3,275,000              63,395
Transamerica Occidental Life Insurance Company .................           3,000,000              58,072
Equitable Life Assurance Separate Account Convertibles .........           2,875,000              55,652
Delaware State Employees Retirement Fund .......................           2,700,000              52,264
The Chase Manhattan Bank ttee for IBM Corporation
Retirement Plan Trust Dtd 12/18/45 .............................           2,165,000              41,908
Pension Reserves Investment Management Board ...................           1,615,000              31,262
Aim Balanced Fund ..............................................           1,465,000              28,358
Bankers Trust ttee for Chrysler Corporation
Employee #1 Pension Plan .......................................           1,270,000              24,583
Employers Reinsurance Corporation ..............................           1,250,000              24,196
Hudson River Trust Balanced Account ............................           1,150,000              22,260
Memphis Light, Water, Gas Retirement Fund ......................           1,140,000              22,067
State Street Bank Custodian for GE Pension Plan ................           1,065,000              20,615
State of Delaware Retirement ...................................           1,050,000              20,325
Arkansas PERS ..................................................           1,000,000              19,357
Ariston Capital Management Corporation(4) ......................           1,000,000              19,357
Motors Insurance Corporation ...................................           1,000,000              19,357
Hudson River Trust Growth Investors ............................             920,000              17,808
American Investors Life Insurance Co. ..........................             875,000              16,937
Columbia/HCA Money Purchase Plan ...............................             860,000              16,647
Hudson River Trust Growth & Income Fund ........................             855,000              16,550
Declaration Trust for the Defined Benefit Plan of ICI
American Holdings, INC .........................................             820,000              15,873
Ingelsa Ltd. ...................................................             750,000              14,518
Thermo Electron Balanced Investment Fund .......................             725,000              14,034
Bear Stearns Securities Corporation ............................             675,000              13,066
The J.W. McConnell Family Foundation ...........................             600,000              11,614
Declaration of Trust for Defined Benefit Plan of
ZENECA Holdings Inc. ...........................................             580,000              11,227
Mega Life & Health Insurance ...................................             500,000               9,678
Smith Barney Convertible Securities Portfolio ..................             500,000               9,678
ICI American Holdings Pension Trust ............................             425,000               8,226
Zeneca Holdings Pension Trust ..................................             425,000               8,226
Starvest Discretionary .........................................             400,000               7,742
The Hotel Union & Industry of Hawaii ...........................             375,000               7,259
The First Foundation ...........................................             295,000               5,710
Southern Farm Bureau Life Insurance Co. ........................             250,000               4,839
Bank of America Convertible Securities Fund ....................             250,000               4,839
Hillside Capital Incorporated Corporate Account ................             250,000               4,839
First Church of Christ Scientist - Endowment ...................             250,000               4,839
Christian Science Trustees for Gifts & Endowments ..............             225,000               4,355

                                                                                          NUMBER OF SHARES OF
                                                                    PRINCIPAL AMOUNT OF      COMMON STOCK
                                                                     NOTES-BENEFICIALLY    BENEFICIALLY OWNED
                                                                           OWNED               AND OFFERED
                   SELLING SECURITYHOLDER                            AND OFFERED HEREBY        HEREBY(1)(2)
                                                                          ----------             -------
Salomon Brothers Total Return Fund .............................             200,000               3,871
Equitable Life Assurance Separate Account Balanced .............             195,000               3,774
NALCO Chemical Co. Retirement Trust ............................             165,000               3,193
Kapiolani Medical Center for Women and Children ................             150,000               2,903
Employee Benefit Convertible Fund ..............................             125,000               2,419
David Lipscomb University ......................................             105,000               2,032
The Hotel Industry - ILWU Pension Trust ........................             130,000               2,516
Island Insurance Convertible Account ...........................             140,000               2,710
Summer Hill Global Partners, L.P. ..............................             100,000               1,935
Retirement Plan for Pilots of Hawaiian Airlines ................             100,000               1,935
Hawaii Airlines Employees Pension Plan - IAM ...................              70,000               1,355
Pacific Innovation Trust Capital Income Fund ...................              55,000               1,064
Hawaiian Airlines Pension Plan for Salaried Employees ..........              20,000                 387
AUGUST 4, 1997
Merrill Lynch Pierce Fenner & Smith, Inc. ......................          10,000,000             193,573
SBC Warburg,  Inc. (5) .........................................           6,000,000             116,144
Chase Securities Inc. ..........................................           6,000,000             116,144
State of Oregon/ Oregon Equity Fund ............................           5,900,000             114,208
CFW-C,  L.P. ...................................................           4,000,000              77,429
Robertson Stephens & Co. L.L.P .................................           2,030,000              39,295
Lazard Freres & Co. LLC ........................................           2,000,000              38,714
The Chase Manhattan Bank ttee for IBM Corporation
Retirement Plan Trust  Dtd 12/18/45 ............................           4,055,000              78,493
Pension Reserves Investment Management Board ...................           2,065,000              39,972
Bankers Trust ttee for Chrysler Corporation
Employee #1 Pension Plan .......................................           2,355,000              45,586
State of Delaware Retirement ...................................           1,350,000              26,132
State Street Bank Custodian for GE Pension Plan ................           1,310,000              25,358
Arkansas PERS ..................................................           1,550,000              30,003
ICI American Holdings Pension Trust ............................             550,000              10,646
Zeneca Holdings Pension Trust ..................................             550,000              10,646
Starvest Discretionary .........................................             500,000               9,678
Southern Farm Bureau Life Insurance Co. ........................             425,000               8,226
Franklin and Marshall College ..................................             280,000               5,420
NALCO Chemical Co. Retirement Trust ............................             225,000               4,355
Kapiolani Medical Center for Women and Children ................             200,000               3,871
Island Insurance Convertible Account ...........................                   0                   0
Retirement Plan for Pilots of Hawaiian Airlines ................             150,000               2,903
Hawaii Airlines Employees Pension Plan - IAM ...................             100,000               1,935
Hawaiian Airlines Pension Plan for Salaried Employees ..........              30,000                 580
OCTOBER 1, 1997
General Motors Investment Management Corp.(6)...................           7,000,000             135,501
NatWest Securities Corporation .................................           5,000,000              96,786
Bear Stearns & Co. L.L.P .......................................             747,000              14,459
Robertson Stephens & Co. L.L.P .................................             500,000               9,678

                                                                                          NUMBER OF SHARES OF
                                                                    PRINCIPAL AMOUNT OF      COMMON STOCK
                                                                     NOTES-BENEFICIALLY    BENEFICIALLY OWNED
                                                                           OWNED               AND OFFERED
                   SELLING SECURITYHOLDER                            AND OFFERED HEREBY        HEREBY(1)(2)
                                                                          ----------             -------
Market Main & Co. ..............................................             100,000               1,935
NOVEMBER 26, 1997
Credit Suisse First Boston Corporation..........................             150,000               2,903
Bear Stearns & Co., Inc. .......................................           1,500,000              29,036
Collective Employees Benefit Trust - Convertible Bond Fund Trust             375,000               7,259
Everen Securities ..............................................             350,000               6,775
Nicholas-Applegate Income & Growth Fund ........................             984,000              19,047
Wake Forest University .........................................             219,000               4,239
Engineers Joint Pension Fund ...................................             138,000               2,671
Boston Museum of Fine Art ......................................              36,000                 696
San Diego County Convertible ...................................           1,166,000              22,570
Robertson Stephens & Co., LLP ..................................           1,159,000              22,435
Highmark Convertible Security Fund .............................             675,000              13,066
UBS Securities .................................................           2,560,000              49,554
DECEMBER 17, 1997
Allstate Insurance Company .....................................           1,500,000              29,036
Baptist Health of Miami ........................................              90,000               1,742
Dunham & Associates Fund III ...................................              10,000                 193
Lazard Freres & Co. ............................................           5,000,000              96,786
Physicians Life ................................................             250,000               4,839
San Diego City Retirement ......................................             274,000               5,303
SBC Warburg Dillon Read Inc. ...................................           2,550,000              49,361
JANUARY 28, 1998
Bankers Trust ..................................................           4,000,000              77,429
Bear Stearns & Co. .............................................          19,600,000             379,403
Robertson Stephens & Co. .......................................           1,000,000              19,357
Smith Barney Inc. ..............................................           2,108,000              40,805
MARCH 5, 1998
Credit Suisse First Boston .....................................             150,000               2,903
Tennessee Consolidate Retirement System ........................           3,000,000              58,072
Surfboard & Co. ................................................           5,000,000              96,786
Raymond James & Associates .....................................           1,000,000              19,357
MARCH 20, 1998
Pacific Innovation Trust Capital Income Fund ...................              20,000                 387
Franklin Investors Securities Trust -
Convertible Securities Fund ....................................           2,000,000              38,714
May 7, 1998
Pacific Innovation Trust Capital Income Fund ...................              20,000                 387
Franklin Investors Securities Trust -
Convertible Securities Fund ....................................           2,000,000              38,715
NationsBanc Montgomery Securities LLC ..........................           5,000,000              96,787
Smith Barney, Inc. .............................................             580,000              11,227
Donaldson, Lufkin & Jenrette ...................................             150,000               2,904
Raymond James & Associates .....................................           1,000,000              19,357
June 12, 1998
BZW Securities Limited .........................................           2,500,000              48,393
Donaldson Lufkin & Jenrette Securities Corp. ...................             225,000               4,355
Evergreen Income & Growth Fund .................................           3,000,000              58,072
Robertson Stephens & Co., LLP ..................................           5,000,000              96,787
June 29, 1998
Deutsche Morgan Grenfell .......................................             875,000              16,937
Bank America Roberson Stephens .................................           1,000,000              19,357


(1)     Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $51.66 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes--Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3) Includes $250,000 in principal amount held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

(4) Shares indicated as owned by Ariston Capital Management Corporation are owned by various private investment accounts for which Ariston Capital Management Corporation serves as trustee or managing agent.

(5) Includes $3,000,000 principal amount of notes beneficially owned by Swiss Bank Corporation for which SBC Warburg acts as investment advisor.

(6) Represents shares beneficially owned by various employee benefit plans of General Motors Corporation. The Selling Shareholder has agreed to sell $1,000,000 in aggregate principal amount of the Notes offered hereby to Goldman Sachs and Co.


        The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Notes since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Notes or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution."

        Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

                              PLAN OF DISTRIBUTION

        The Company will not receive any of the proceeds of the sale of the Securities offered hereby. The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters," and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and (g) other. At any time a particular offer of the Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

        To the best knowledge of the Company, there are currently no plans, arrangement or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein.

        The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

        Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Notes by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

        The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

        The validity of the Notes and the Common Stock being offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                      INFORMATION INCORPORATED BY REFERENCE

        There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange Commission:

        (1) Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, filed pursuant to Section 13 of the Exchange Act (including those portions of the Company's Annual Report to Stockholders and definitive proxy statement for the Annual Meeting of Stockholders to be held on August 20, 1998).

        (2) The description of Registrant's Common Stock to be offered hereby contained in the Company's Registration Statement on Form 8-A filed July 20, 1992, filed pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such description.

        (3) The description of Registrant's Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A/A filed with the Commission on January 14, 1997.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

========================================================         ========================================================

        No dealer, salesman or any other person has been                             U.S. $230,000,000
authorized to give any information or to make any
representations other than those contained in this
Prospectus, in connection with the offer made by this
Prospectus, and, if given or made, such information or
representations must not be relied upon as having been
authorized by the corporation. Neither the delivery of
this Prospectus nor any sale made hereunder shall, under
any circumstances, create an implication that there has
been no change in the affairs of the corporation since                                 ADAPTEC, INC.
the date hereof. This Prospectus does not constitute an
offer or solicitation by anyone in any jurisdiction in
which such offer or solicitation is not authorized or in
which the person making such offer or solicitation is
not authorized to do so or to anyone to whom it is
unlawful to make such offer or solicitation in such
jurisdiction.

                 ----------------------                                  4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE
                    TABLE OF CONTENTS                                                FEBRUARY 1, 2004
                 ----------------------                                                     AND
                                                                                   COMMON STOCK ISSUABLE
                                                                                  UPON CONVERSION THEREOF
                                                                                  ----------------------
                                                                                        PROSPECTUS
                                                                                  ----------------------
                                                                                     JUNE 29, 1998

Available Information ......................        3
Risk Factors ...............................        4
The Company ................................       11
Ratio of Earnings to Fixed Charges .........       11
Description of Notes .......................       12
Selling Securityholders ....................       23
Plan of Distribution .......................       28
Legal Matters ..............................       29
Information Incorporated by Reference ......       29

                 ----------------------

========================================================         ========================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Securityholders. All amounts are estimated except the Securities and Exchange Commission registration fee.


                                                                AMOUNT
                                                               --------
SEC registration fee ..................................        $ 69,697
Accounting fees and expenses ..........................          15,000
Legal fees and expenses ...............................          30,000
Printing expenses .....................................          10,000
Trustee's Fees and Expenses ...........................          10,000
Miscellaneous fees and expenses .......................          15,303
                                                               --------
        Total .........................................        $150,000
                                                               ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Company currently has secured such insurance on behalf of its officers and directors.

        The Company has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                                       DESCRIPTION
------                                       -----------
4.1        Second Amended and Restated Preferred Share Rights Agreement dated
           December 5, 1996 between Adaptec California Chase Mellon Shareholder
           Services, LLC(1)

4.2*       Indenture dated as of February 3, 1997 between Adaptec California and
           State Street Bank and Trust Company

4.3        First Amendment dated March 12, 1998 to Second Amended and Restated
           Rights Agreement(2)

4.4 First Supplemental Indenture dated as of March 12, 1998 between resistant and State Street Bank and Trust Company(2)

5.1*       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

12.1       Computation of Ratio of Earnings to Fixed Charges

23.1       Consent of Independent Accountants, Price Waterhouse LLP

23.3*      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
           (included in Exhibit 5.1)

24.1*      Power of Attorney.

25.1*      Statement of Eligibility and Qualification Under the Trust Indenture
           Act of 1939 of a Corporation designated to act as Trustee on Form
           T-1.

------------

*   Previously filed.

(1) Incorporated by reference to Exhibit 1 filed with Amendment No. 4 to Registrant's Registration Statement on Form 8-A file on January 4, 1997.

(2) Incorporated by reference to Exhibits filed with Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 filed on June 26, 1998.


ITEM 17.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-offering amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Delaware General Corporations Law, the Restated Articles of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 on Form S-3 to a Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 26th day of June, 1998.

                           ADAPTEC, INC.

                           By: /s/ F. Grant Saviers
                               ---------------------------------------
                               F. Grant Saviers
                               Chief Executive Officer, and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             NAME                                    TITLE                                     DATE
             ----                                    -----                                     ----
/s/ F. Grant Saviers                 Chief Executive Officer and Director                 June 26, 1998
-------------------------------
F. Grant Saviers

/s/ Paul G. Hansen*                  Vice President, Finance, Chief Financial Officer     June 26, 1998
-------------------------------      (Principal Financial Officer)
Paul G. Hansen

/s/ Andrew J. Brown*                 Vice President, Corporate Controller (Principal      June 26, 1998
-------------------------------      Accounting Officer)
Andrew J. Brown

/s/ Laurence B. Boucher*             Director                                             June 26, 1998
-------------------------------
Laurence B. Boucher

                                     Director
-------------------------------
Carl J. Conti

                                     Director
-------------------------------
John East

/s/ Robert J. Loarie*                Director                                             June 26, 1998
-------------------------------
Robert J. Loarie

/s/ B.J. Moore*                      Director                                             June 26, 1998
-------------------------------
B.J. Moore

/s/ W. Ferrel Sanders*               Director                                             June 26, 1998
-------------------------------
W. Ferrel Sanders

                                     Director
-------------------------------
Phillip E. White


*By: /s/ F. Grant Saviers
    -------------------------------
         Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                       DESCRIPTION
------                                       -----------
4.1        Second Amended and Restated Preferred Share Rights Agreement dated
           December 5, 1996 between Adaptec California Chase Mellon Shareholder
           Services, LLC(1)

4.2*       Indenture dated as of February 3, 1997 between Adaptec California and
           State Street Bank and Trust Company

4.3        First Amendment dated March 12, 1998 to Second Amended and Restated
           Rights Agreement(2)

4.4 First Supplemental Indenture dated as of March 12, 1998 between resistant and State Street Bank and Trust Company(2)

5.1*       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

12.1       Computation of Ratio of Earnings to Fixed Charges

23.1       Consent of Independent Accountants, Price Waterhouse LLP

23.3*      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
           (included in Exhibit 5.1)

24.1*      Power of Attorney.

25.1*      Statement of Eligibility and Qualification Under the Trust Indenture
           Act of 1939 of a Corporation designated to act as Trustee on Form
           T-1.

------------

*  Previously filed.

(1) Incorporated by reference to Exhibit 1 filed with Amendment No. 4 to Registrant's Registration Statement on Form 8-A file on January 4, 1997.

(2) Incorporated by reference to Exhibits filed with Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 filed on June 26, 1998.